Exhibit 99.1
TPG Appoints Admiral William H. McRaven as Independent Director
SAN FRANCISCO & FORT WORTH, TX – April 9, 2026 – TPG Inc. (NASDAQ: TPG), a leading global alternative asset management firm, today announced the appointment of Admiral William H. McRaven to its Board of Directors (the “Board”) as an independent director, effective May 1, 2026.
“On behalf of the Board and leadership team, we are pleased to welcome a leader of Bill’s caliber to the TPG Board,” said Jim Coulter, Founding Partner and Executive Chairman of TPG. “Bill brings distinct experience, a deep understanding of global and business affairs, and a differentiated skillset that will be valuable as we further our growth ambitions and advance toward a majority‑independent governance structure.”
“Bill is a proven leader whose career has been shaped by decades of experience leading through complexity and advising in consequential moments,” said Jon Winkelried, Chief Executive Officer of TPG. “His trusted judgment, global perspective, and strategic insight will be an asset as TPG continues to scale. We look forward to working alongside him as we execute on the firm’s strategic priorities and accelerate momentum across TPG.”
McRaven brings more than four decades of experience across the public and private sectors and is a widely recognized leader in foreign policy and geopolitical affairs. He currently serves as a Senior Advisor at Lazard, Inc. and as a Professor of National Security at the Lyndon B. Johnson School of Public Affairs at the University of Texas at Austin. McRaven is a retired U.S. Navy Four-Star Admiral, and during his time in the military, commanded special operations forces at every level, eventually leading all U.S. Special Operations. McRaven is an authority on U.S. foreign policy and has advised Presidents George W. Bush, Barack Obama, and other senior U.S. leaders on international relations and security matters.
“TPG is experiencing a period of transformative growth as it diversifies its franchise and expands into new, high-conviction markets,” said McRaven. “Driving this growth is the firm’s entrepreneurial culture, thematic approach, and strong reputation for disciplined execution and investing excellence. These qualities position the firm for continued success, and I am thrilled to partner with the Board and leadership team to execute on the significant potential ahead.”
McRaven currently serves on the board of directors of ConocoPhillips and the advisory board of Haveli Investments. He also serves on several private and non-profit boards, including the Council on Foreign Relations, the National Football Foundation, the International Crisis Group, and The Mission Continues. He was formerly the Chancellor of the University of Texas System and previously served on the advisory board of Palantir Technologies Inc.
About TPG
TPG is a leading global alternative asset management firm, founded in San Francisco in 1992, with $303 billion of assets under management and investment and operational teams around the world. TPG invests across a broadly diversified set of strategies, including private equity, impact, credit, real estate, and market solutions, and our unique strategy is driven by collaboration, innovation, and inclusion. Our teams combine deep product and sector experience with broad capabilities and expertise to develop differentiated insights and add value for our fund investors, portfolio companies, management teams, and communities.
Shareholders:
Gary Stein & Evanny Huang
shareholders@tpg.com
Media:
Luke Barrett & Ethan Cherry
media@tpg.com